EXHIBIT 99.1

                                                                        NEWSLEAD
                                                             Contact: Luke Haase
                                                                    231.932.0400

INTERPLAY ANNOUNCES THIRD QUARTER 2003 OPERATING RESULTS

IRVINE,  CA,  November 14, 2003 -- Interplay  Entertainment  Corp. (OTC Bulletin
Board: IPLY) ("Interplay") today reported operating results for the third quarter of 2003.

For the third quarter ended September 30, 2003, Interplay reported a net loss of $2.2 million, or $.02 per basic and diluted common share, compared to a net loss of $1.8 million, or $.02 per basic and diluted common share, in the same period last year. Net revenues for the third quarter 2003 were $4.7 million versus $9.7 million in the same period a year ago, a decrease of 52 percent. The decrease in net revenues was mainly a result of delivering one new title gold master in North America in the 2003 period compared to delivering three new title gold masters in North America in the 2002 period. This was offset by releasing three titles, two of which had previously been released only in North America, in Europe in the 2003 period as compared to releasing one title in Europe in the 2002 period. Additionally, back catalog sales were lower in the 2003 period compared to the 2002 period.

For the nine-month period ended September 30, 2003, Interplay reported a net loss of $2.0 million, or $.02 per basic and diluted common share, compared to a net income of $20.5 million, or $.25 per basic and diluted common share, in the same period last year. The decrease in net income from last year is mainly a result of recording a $28.8 million gain on the sale of Shiny Entertainment, Inc., a subsidiary, in the first nine months of last year. Net revenues for the nine-month period ended September 30, 2003 were $24.8 million versus $37.0 million in the same period a year ago, a decrease of 33 percent. Net revenues during the nine-month period ended September 30, 2003 included $15 million in revenue related to the sale of all future interactive entertainment publishing rights to the "Hunter: The Reckoning" franchise. Finally, operating loss decreased 73 percent from the prior year to $1.9 million in the nine-month period ended September 30, 2003 as compared to a $7.0 million operating loss in the 2002 period.

Gross profit margin for the third quarter 2003 was 61 percent, compared to 41 percent in the third quarter of 2002. Gross profit margin was higher in the third quarter this year as compared to last year mainly due to a decrease in product returns and price concessions, lower cost of goods in the 2003 period as the only cost of goods Interplay incurs under the August 2002 agreement with Vivendi Universal Games, Inc. ("Vivendi") are expenses related to royalties due third parties and lower amortization of prepaid royalties on externally developed titles. Total operating expenses decreased 7 percent to $5.0 million from $5.4 million in the third quarter of this year as compared to the same period last year. The decrease in operating expenses is a result of lower personnel costs and general expenses, offset by an increase in advertising expense paid to Avalon Interactive Group Limited ("Avalon"), formally named Virgin Interactive Entertainment Limited.

Gross profit margin for the nine-month period ended September 30, 2003 was 60 percent, compared to 44 percent in the same period of 2002. Gross profit margin was higher in the 2003 period as compared to the same period last year mainly due to a decrease in product returns and price concessions, lower cost of goods in the 2003 period as the only cost of goods Interplay incurs under the August 2002 agreement with Vivendi are expenses related to royalties due third parties and the gross profit margin realized from the $15 million in revenue related to the sale of all future interactive entertainment publishing rights to the "Hunter: The Reckoning" franchise. Total operating expenses decreased 28 percent to $16.7 million from $23.3 million in the first nine months of 2003 as compared to the same period last year. The decrease in operating expenses is a result of lower personnel costs and general expenses, the lack of advertising expense under the terms of the August 2002 distribution agreement with Vivendi and a decrease in advertising expense and overhead fees paid to Avalon.

Net revenues by platform for the third quarter of 2003 were 64 percent PC, 34 percent console, and 2 percent OEM, royalties and licensing. On a geographic basis, North America accounted for 38 percent of total net revenues, international represented 60 percent, and OEM, royalty and licensing accounted for 2 percent.

Interplay also confirmed that, although both titles will likely go gold before the end of the year, Fallout: Brotherhood of Steel and Baldur's Gate: Dark Alliance 2 may ship in January in some territories. Management added that this should not impact retail sell-through because management believes the beginning of the year tends to be less crowded with new releases, and new hardware owners following the holidays are often avid consumers of software. Assuming these titles go gold before the end of the year, Interplay's fourth quarter revenue recognition will be unaffected, based on the terms of the recently reinstated distribution agreement with Vivendi.

About Interplay Entertainment Corp.

Interplay Entertainment is a leading developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. Interplay develops games for personal computers as well as video game consoles, many of which have garnered industry accolades and awards. Interplay releases products through Interplay, Black Isle Studios and its distribution partners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this release except for historical information are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Examples of such forward-looking statements include,


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


among other things, future improvements in gross margin, operating expenditures, and product sales. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include (a) the success of company's future adventure and role playing games, (b) consumer reaction to Interplay's future games, (c) Interplay's ability to consistently and timely release profitable products and its ability to control costs, and (d) other factors discussed in Interplay's filings from time to time with the Securities and Exchange Commission, including but not limited to Interplay's annual report on Form 10-K for the fiscal year ended December 31, 2002 and Interplay's subsequent quarterly filings on Form 10-Q. Interplay disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.


                          INTERPLAY ENTERTAINMENT CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                      Three Months Ended       Nine Months Ended
                                       September 30,            September 30,
                                        (unaudited)             (unaudited)
                                   --------------------    --------------------
                                     2003        2002        2003        2002
                                   --------    --------    --------    --------
                                (Dollars in thousands, except per share amounts)

Net revenues ...................   $  4,727    $  9,677    $ 24,758    $ 37,041
Cost of goods sold .............      1,849       5,675       9,948      20,754
                                   --------    --------    --------    --------
  Gross profit .................      2,878       4,002      14,810      16,287
Operating expenses

  Marketing and sales ..........        496         965         962       5,328
  General and administrative ...        928       1,010       4,587       5,816
  Product development ..........      3,555       3,460      11,124      12,161
                                   --------    --------    --------    --------
     Total operating expenses ..      4,979       5,435      16,673      23,305
                                   --------    --------    --------    --------
Operating income (loss) ........     (2,101)     (1,433)     (1,863)     (7,018)


Other income (expense) .........        (88)       (414)       (126)     (1,323)
Gain on sale of Shiny ..........       --          --          --        28,781
                                   --------    --------    --------    --------
Income (loss) before benefit
  for income taxes .............   $ (2,189)   $ (1,847)   $ (1,989)   $ 20,440
                                   --------    --------    --------    --------

Benefit for income taxes .......   $   --      $   --      $   --      $     75
                                   --------    --------    --------    --------
Net income (loss) ..............   $ (2,189)   $ (1,847)   $ (1,989)   $ 20,515
                                   --------    --------    --------    --------
Cumulative dividend on
  participating preferred
  stock ........................   $   --      $   --      $   --      $    133
                                   --------    --------    --------    --------
Net income (loss)
  attributable to common
  stockholders .................   $ (2,189)   $ (1,847)   $ (1,989)   $ 20,382
                                   ========    ========    ========    ========
Net income (loss) per
  common share:
Basic ..........................   $  (0.02)   $  (0.02)   $  (0.02)   $   0.25
Diluted ........................   $  (0.02)   $  (0.02)   $  (0.02)   $   0.25
Weighted average number of
  common shares outstanding:
Basic ..........................     93,856      93,138      93,851      80,365
Diluted ........................     93,856      93,138      93,851      80,365


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


                          INTERPLAY ENTERTAINMENT CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     September 30,  December 31,
                                                          2003          2002
                      ASSETS                          (unaudited)
                                                       ---------      ---------
  Current Assets                                        (Dollars in thousands)
   Cash ..........................................     $       7      $     134
   Trade receivables, net ........................         2,462          2,676
   Inventories ...................................           922          2,029
   Prepaid licenses and royalties ................         1,189          5,129
   Other current assets ..........................           731          1,200
                                                       ---------      ---------
       Total Current Assets ......................         5,311         11,168
Property and Equipment, net ......................         2,411          3,130
                                                       ---------      ---------
TOTAL ASSETS .....................................     $   7,722      $  14,298
                                                       =========      =========

    LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
   Current debt ..................................     $   1,442      $   2,082
   Accounts payable ..............................        12,046         17,720
   Accrued expenses ..............................        10,152          8,426
                                                       ---------      ---------
      Total Current Liabilities ..................        23,640         28,228
Commitments and Contingencies
Stockholders' Deficit
   Common stock ..................................            94             94
   Paid-in-capital ...............................       121,640        121,637
   Accumulated deficit ...........................      (137,782)      (135,793)
   Accumulated other comprehensive income ........           130            132
                                                       ---------      ---------
      Total Stockholders' Deficit ................       (15,918)       (13,930)
                                                       ---------      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT ......     $   7,722      $  14,298
                                                       =========      =========


                          INTERPLAY ENTERTAINMENT CORP.
  QUARTER END INFORMATION SHEET - 3 MONTHS ENDED - SEPTEMBER 30, 2003 AND 2002
                             (Dollars in thousands)
                                   (Unaudited)
                                                                       PERCENT
                                                                       INCREASE
                                         QUARTER ENDED                (DECREASE)
--------------------------------------------------------------------------------
GEOGRAPHIC REVENUE MIX   September 30, 2003       September 30, 2002   QUARTER
                          Amount  % of Total     Amount  % of Total
--------------------------------------------------------------------------------

  North America ......   $ 1,808     38.2%      $ 7,985     82.5%      -77.4%
  International ......     2,818     59.7%        1,153     11.9%      144.4%
  Oem, Royalty and
     Licensing .......       101      2.1%          539      5.6%      -81.3%
----------------------------------------------------------------------------
TOTAL NET REVENUES ...   $ 4,727    100.0%      $ 9,677    100.0%      -51.2%
----------------------------------------------------------------------------

                                                                       PERCENT
                                                                       INCREASE
                                         QUARTER ENDED                (DECREASE)
-------------------------------------------------------------------------------
PLATFORM REVENUE MIX     September 30, 2003      September 30, 2002    QUARTER
                          Amount  % of Total     Amount  % of Total
-------------------------------------------------------------------------------

  PC .................   $ 3,009     63.7%      $ 4,548     47.0%      -33.8%
  Console ............     1,617     34.2%        4,590     47.4%      -64.8%
  Oem, Royalty and
     Licensing .......       101      2.1%          539      5.6%      -81.3%
-----------------------------------------------------------------------------
TOTAL NET REVENUES ...   $ 4,727    100.0%      $ 9,677    100.0%      -51.2%
-----------------------------------------------------------------------------


                                          QUARTER ENDED
------------------------------------------------------------
NEW TITLES BY PLATFORM                 Q3-03        Q3-02
------------------------------------------------------------

   PC ...........................        1            1
   Console ......................        0            2
------------------------------------------------------------
 TOTAL NEW TITLES ...............        1            3
------------------------------------------------------------


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